July 13, 2007 Project Ranger Status Report

Contents Status Report - Introduction and Summary Process Timeline to Date Review of Candidate Parties Review of Information Exchange

1. Status Report - Introduction and Summary

Status Report - Introduction Morgan Joseph & Co. Inc. ("MJ") is pleased to present a status report to the Special Committee of the Board of Directors (the "Special Committee") of Project Ranger ("Ranger" or the "Company") regarding our efforts over the past week to: Review and vet the marketing process conducted by Wachovia Securities ("WS") on behalf of the Company; and Prepare an analysis of potential strategic alternatives available to Ranger to enhance shareholder value In conjunction with Holland & Knight ("H&K") and WS, MJ has made good progress on our mandates. Specifically, MJ has: Established a highly coordinated communication with H&K and a positive working dialogue with WS; Substantially completed the fact and data gathering portion of these mandates; Reviewed materials provided to us by WS regarding the marketing process they conducted on behalf of Ranger; Reviewed the parties which WS contacted during the marketing process; Identified parties which MJ believes should be contacted in order to conduct an incremental 'market check'; and, Scheduled due diligence meetings with Ranger's senior management for Wednesday, July 18th and Monday, July 23rd; Additionally, we understand that the target deadline for the receipt of final proposals is going to be extended to August 3rd in order to allow the marketplace to digest the Company's Q2 results which are expected to be reported on or around that date

Status Report - Summary Mandate Status / Next Steps Timing PROCESS REVIEW Information Requests & Discussions with WS MJ submitted an information request list to WS for copies of all materials disseminated during this process MJ held a series of conversations with WS regarding its process, the parties contacted and next steps Mon Jul 9 Mon Jul 9 - Thu Jul 12 Review of Potential Acquirors MJ requested WS's call log for review; WS indicated that no formal call log exists but will supply appropriate information regarding its calling effort MJ held a conference call with WS to discuss each contacted party Mon Jul 9 Thu Jul 12 Conduct of Market Check and Exit Interviews MJ reviewed the list of contacted parties and identified potential additional parties to be contacted MJ discussed the identified additional parties with WS and coordinated a process to contact such parties MJ scheduled to initiate exit interviews with of certain identified parties who are no longer in the process Wed Jul 11 Thu Jul 12 Mon Jul 16 scheduled Analysis of Process MJ presently conducting an independent analysis of the process Ongoing ALTERNATIVES REVIEW Information Requests MJ commenced review of data room and will provide subsequent information requests to the Company Fri Jul 13 Company Due Diligence MJ to receive business presentation from Ranger senior management and perform business due diligence MJ to hold due diligence and interview discussions with the Company's CEO Wed Jul 18 scheduled Mon Jul 23 scheduled Review of Financial Model MJ held a conference call with WS to conduct an initial review of WS's financial model for the Company MJ to conduct an independent review and analysis of WS's financial model for the Company MJ to review the Company's financial model with the Company's CFO Wed Jul 11 Ongoing Wed Jul 18 scheduled Review Proposals MJ to review the proposals received, including such parties' financing plans MJ to prepare an independent analysis of the proposals received TBD TBD Review of Alternatives MJ to independently review and analyze the strategic alternatives available to the Company Ongoing

2. Process Timeline to Date

Review of Process Conducted by WS MJ requested copies of all of the materials prepared by WS during the marketing process and received copies of all such materials MJ held several discussions with WS and reviewed copies of presentations made by WS to the Company and to the Board of Directors in connection with the marketing process MJ notes the following regarding the process: Timing: From a timing perspective, we believe the process occupied an appropriate amount of time: The Company began evaluating the potential process in early December 2006 and initiated the process in late March 2007 and, as part of its consideration, explored alternative transactions to a sale (e.g., financing) Once parties were contacted, they took approximately 2 to 4 weeks to evaluate public information and respond with preliminary indications of interest Interested parties took approximately 2 1/2 months (from early April through mid-June) to develop initial indications of interest based upon non-public information and a formal due diligence review of the Company, including meetings with the Company's senior management

Review of Process Conducted by WS (cont'd) MJ notes the following regarding the process (cont'd): Parties: We understand WS contacted 20 financial parties and 14 strategic parties Of the financial sponsors contacted, 9 of the 12 $5+ billion buyout funds WS identified were contacted 10 parties submitted indications of interest, 6 parties met with management and 2 parties submitted final proposals We believe that the number of parties contacted indicates that a fairly full process was conducted; however, Morgan Joseph has identified several additional parties that it believes would be appropriate to contact in order to check their potential level of interest in a transaction with the Company Results of Process: Based upon MJ's experience with sale-side assignments, we believe that the results achieved indicate that the process was conducted properly and efficiently by WS. Of note: 10 of the 34 parties, or 29%, submitted indications of interest An appropriate number of parties, 6, met with senior management and reviewed the Company's presentation Of the parties that met with management, 2 of the 6, of 33%, submitted a final indication of interest and are expected to submit a final binding proposal based upon their present activities in the transaction process

Review of Process Timeline Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Date Event Financial Buyers Financial Buyers Strategic Buyers Strategic Buyers Bidder 32 Financing Dec 12, 2006 WS met with the Company to discuss potential strategic alternatives: Going private Sale to a strategic buyer Debt and equity financings with targeted gross proceeds of $75 million to $170 million and use of proceeds to refinance existing debt and incur additional debt Valuation referenced in presentation was $40.00 per share WS met with the Company to discuss potential strategic alternatives: Going private Sale to a strategic buyer Debt and equity financings with targeted gross proceeds of $75 million to $170 million and use of proceeds to refinance existing debt and incur additional debt Valuation referenced in presentation was $40.00 per share WS believed that there would be strong interest from private equity sponsors WS believed that there would be strong interest from private equity sponsors WS noted that it believed that there were only 2 -3 "real" buyers WS presented a preliminary analysis of a merger with 'Bidder 32' under a variety of structures WS presented four alternatives: Term loan High yield offering Convertible debt offering Equity follow-on Dec 12, 2006 Meeting with Bidder 6 arranged by WS Meeting with Bidder 6 arranged by WS Jan 3, 2007 WS met with the Company to discuss potential business combination with Bidder 32 WS met with the Company to discuss potential business combination with Bidder 32 Jan 4, 2007 Meeting between Ranger and Bidder 32 Meeting between Ranger and Bidder 32 Jan 5, 2007 WS provided additional materials to Ranger concerning the proposed merger with Bidder 32 WS provided additional materials to Ranger concerning the proposed merger with Bidder 32 Jan 24, 2007 WS met with the Company to discuss potential strategic alternatives: Going private Merger with Bidder 32 Sale to a strategic buyer WS met with the Company to discuss potential strategic alternatives: Going private Merger with Bidder 32 Sale to a strategic buyer WS presented a Preliminary LBO Analysis which targeted a valuation of $39.00 per share WS presented a Preliminary LBO Analysis which targeted a valuation of $39.00 per share WS presented a Preliminary Transaction Analysis which targeted a valuation of $39.00 per share WS presented a Preliminary Transaction Analysis which targeted a valuation of $39.00 per share * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

Review of Process Timeline (cont'd) Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Date Event Financial Buyers Financial Buyers Strategic Buyers Strategic Buyers Bidder 32 Financing Mar 26-30, 2007 Ranger re-engaged in discussions with Bidder 32 Mar 27, 2007 Formal marketing process commenced by WS Mar 30, 2007 WS met with the Company to review the proposed transaction process WS contacted 34 parties WS received calls from 8 additional parties Apr 5-6, 2007 Apr 20, 2007 Six parties submitted initial indications of interest Six (6) contacted and four (4) not-contacted financial buyers submitted indications of interest ranging from $32 to $40 per share Six (6) contacted and four (4) not-contacted financial buyers submitted indications of interest ranging from $32 to $40 per share Six (6) contacted and four (4) not-contacted financial buyers submitted indications of interest ranging from $32 to $40 per share No strategic parties submitted indications of interest Bidder 32 (which is backed by a financial sponsor) submitted an indication of interest of $34 to $37 per share Apr 26, 2007 WS made a presentation to Ranger's Board of Directors regarding strategic alternatives: WS had contacted 20 financial and 14 strategic buyers, provided only public information about Ranger, and requested an indication of interest Debt and equity financings with targeted gross proceeds of $75 million to $320 million and use of proceeds debt refinancing and, potentially, a share buyback WS presented three alternatives: High yield offering Convertible debt offering Equity follow-on * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

Review of Process Timeline (cont'd) Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Morgan Joseph Observations Date Event Financial Buyers Strategic Buyers Bidder 32 Financing Jun 14, 2007 The Board of Directors of the Company formed the Special Committee Jun 18, 2007 Two parties submitted formal indications of interest Bidder 2 and VCP submitted proposals to acquire the Company for $38.00 and $36.75 per share, respectively Jun 21, 2007 WS made a presentation to Ranger's Board of Directors regarding strategic alternatives: WS had contacted 20 financial and 14 strategic buyers, provided only public information about Ranger, and requested an indication of interest Debt and equity financings with targeted gross proceeds of $75 million to $320 million and use of proceeds debt refinancing and, potentially, a share buyback * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

3. Review of Candidate Parties

Review of Partners Candidate List

PARTIES INVOLVED IN WACHOVIA SECURITIES' MARKETING PROCESS

Parties Initially Contacted

Bidder 1
Bidder 2
Bidder 3
Bidder 4
Bidder 5
Bidder 6
Bidder 7
Bidder 8
Bidder 9
Bidder 10
Bidder 11
Bidder 12
Bidder 13
Bidder 14
Bidder 15
Bidder 16
Bidder 17
Bidder 18
Bidder 19
Bidder 20
Bidder 21
Bidder 22
Bidder 23
Bidder 24
Bidder 25
Bidder 26
Bidder 27
Bidder 28
Bidder 29
Bidder 30
Bidder 31
Bidder 32
Bidder 33
Bidder 34

Submitted Initial Indication

- Bidder 7 ($34-$37)
- Bidder 8 ($34-$37)
- Bidder 16 ($34-$36)
- Bidder 23 ($38-$40)
- Bidder 30 ($36-$38)
- Bidder 32 ($34-$37)
- Vestar Capital Partners ($35-$38)

Attended Management Presentation

- Bidder 7
- Bidder 8
- Bidder 16
- Bidder 23
- Bidder 30
- Vestar Capital Partners

Late Entrants (No interest after discussion)

- Bidder 35

Late Entrants (Received public information only)

- Bidder 36
- Bidder 37 ($32-$33)
- Bidder 38
- Bidder 39
- Bidder 40 ($32-$34)
- Bidder 41($32-$36)
- Bidder 42
- Bidder 43($29-$32)

Submitted Formal Indications

- Bidder 23 ($38.00)
- Vestar Capital Partners ($36.75)

ADDITIONAL PARTIES IDENTIFIED BY MORGAN JOSEPH TO PARTICIPATE IN THE MARKETING PROCESS

Initial Target List

- Bidder 44
- Bidder 45
- Bidder 46
- Bidder 47
- Bidder 48

Identified as to be Contacted

- Bidder 45
- Bidder 46
- Bidder 47
- Bidder 48

Submitted Initial Indication

Attended Management Presentation

Submitted Formal Indications

* Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

MORGAN JOSEPH
Confidential | 13

Financial Partners Identified by Morgan Joseph Financial Partners Identified by Morgan Joseph